THIS EMPLOYMENT CONTRACT (the “Agreement”) is entered into as of August 31, 2001 between:

CHALK.COM NETWORK (HOLDING) CORPORATION, having a business office at 280-4400 Dominion Street, Burnaby V5G 4G3

(the “Company”)

and

DAVID CHALK, of 29260 Taylor Road, Mt Lehman, British Columbia V4X 2E2

(“Chalk”)

Recitals

A.

WHEREAS, the Company is engaged in the business of producing both a television program and airline vignettes aimed at educating the public as to the different uses, functions and capabilities of computers, electronics and other high technology equipment;

B.	WHEREAS, the Company is also engaged in the business of providing e- training services through the vehicle of the world wide web and other mediums;

C.

WHEREAS, in order to achieve its corporate and business objectives, the Company desires to hire Chalk to be the founder and television personality for the Company’s television programs, airline vignettes and e-training services;

D.	WHEREAS, Chalk is experienced in, and knowledgeable concerning the aspects of the business of the Company; and

E.	WHEREAS, the Company and Chalk mutually desire to agree upon the terms of Chalk’s future employment with the Company and, in addition thereto, to agree as to certain benefits of said employment;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           Term. The term of this Agreement shall commence on the 31st day of August, 2001 and shall continue through to the 31st day of August, 2006 unless terminated in accordance with the provisions of this Agreement.

2.           Titles and Duties. Chalk shall perform diligently and conscientiously those duties as are customarily rendered by and required of a founder and television personality, including without limitation:

(a)	appearing as a performer on television, internet, and other video content produced by the Company and its subsidiaries;

(b)	participating in the development and marketing of the television, internet, and other video content produced by the Company and its subsidiaries;
(c)	providing information and assistance to the Company’s Board of Directors; and
(d)	such other duties as the Company’s Board of Directors may reasonably require, including but not limited to performing duties either for the Company or any of its present or future subsidiaries

(collectively and individually the “Duties”).

3.           Exclusive Employment. Subject to normal and reasonable absence for reasons of illness, accident and/or incapacity, Chalk shall devote his attention and energies to the business of the Company on a full time basis and shall not, during the term of this Agreement, be engaged in any other business activity, excepting only those activities set out in Schedule A attached hereto, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will significantly interfere with his Duties. With prior written approval of the Board of Directors of the Company, such approval not to be unreasonably withheld or delayed, Chalk may serve on the boards of directors of other companies.

4.           Change of Duties. Provided the Company is not in default of this Agreement, the Company has, in its sole discretion, the right from time to time to set or alter the Duties of the job where such variation shall not materially affect the duties set out in paragraph 2 and where such variation shall not result in the reassignment of Chalk to a new location outside of the greater Vancouver area.

5.           Compensation. During the term of his employment, Chalk will be paid a base salary on the first and fifteenth day of each month at an annual rate of $250,000 CND dollars (the “Base Salary”), subject to increase from time to time by the Board of Directors of the Company. In addition, Chalk may be entitled to the following stock options:

(a)	Upon the occurrence of an initial public offering, options in the Company commensurate with Chalk’s position and responsibility at that time; and
(b)	Options in Sideware Systems Inc. (in the event that Sideware Systems Inc. acquires a controlling interest in the Company).

The prices and vesting schedules for the foregoing options shall be determined in accordance with the customary practices of the optionor, and in accordance with the regulation of any stock exchange on which the shares of the optionor or any other regulatory body with jurisdiction over the optionor.

6.           Bonus. In addition to the Base Salary, Chalk may receive a discretionary bonus in such form and amounts and at such times as the Company may determine in its sole discretion.

7.           Expenses. The Company shall reimburse Chalk for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s customary requirements with respect to reporting and documentation of such expenses.

8.           Automobile. During the term of this Agreement, Chalk shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible. In addition, the Company shall provide Chalk with an automobile allowance of $950.00 per month.

9.           Vacation. Chalk shall be entitled to a vacation period each year of four weeks, during which time his compensation shall be paid in full.

10.          Disability. The Company shall have the right to terminate this Agreement upon Chalk’s total permanent disability, as defined herein. For the purposes of this Agreement, the phrase “total permanent disability” shall mean the inability of Chalk to perform his duties hereunder for a continuous period of more than four months, such determination to be made by the Company in its sole discretion.

11.          Cause. The Company may, pursuant to the following procedure, discharge Chalk for good cause. For the purposes hereof, the term “cause” includes, but is not limited to:

A.	Chalk’s (i) fraud, felonious conduct or dishonesty or (ii) willful misconduct or gross negligence in the performance of his duties hereunder; or
B.	Chalk’s breach of any material provision of this Agreement where such breach is not cured by Chalk within a twenty-one day period after notice by the Company.

Upon the occurrence of what the Company believes to be good cause, the Company shall give Chalk written notice of the reason or cause for discharge twenty-one days prior to the proposed date of discharge, which shall be effective on such date.

12.          Trade Secrets. Chalk acknowledges that certain of the Company’s products and services are proprietary in nature and shall have been manufactured, assembled and marketed through the use of customer lists, supplier lists, trade secrets, methods of operation and other confidential information possessed by the Company and disclosed in confidence to Chalk (hereinafter “Trade Secrets”) which may not be easily accessible to other persons in the trade. Chalk also acknowledges that he will have substantial and ongoing contact with the Company’s customers and suppliers and will hereby gain knowledge of customer needs and preferences, sources of supply, methods of assembly and other valuable information necessary for the success of the Company’s business. Chalk therefore, covenants and agrees (all of which covenants and agreements shall survive termination of this Agreement regardless of the reason therefore) that Chalk shall not at any time during the term of this Agreement or any time subsequent to its termination disclose to any person or entity, or use for personal gain any of the Trade

Secrets or any other confidential information of or pertaining to the Company or its products and services. Chalk further agrees that he shall not either during the term of the Agreement or subsequent to termination or expiration hereof, regardless of the reason therefore, disclose or otherwise reveal any Trade Secrets to any person, either directly or indirectly, whether or not for compensation or other remuneration, except for in the ordinary course of business while performing duties on behalf of the Company.

13.          Non Solicitation of Employees. Chalk shall not, within an eighteen month period following the termination of this Agreement, regardless of the reason therefore, solicit any person then or theretofore employed by the Company or appointed as a representative of the Company to join Chalk as a partner, co-venturer, employee, investor or otherwise, in any substantial business activity whatsoever.

14.          Non Solicitation of Clients. Chalk shall not, within an eighteen month period following the termination of this Agreement, regardless of the reason therefore, solicit, induce, aid or suggest to any client of the Company to leave or terminate such contractual relationships as currently exist with the Company.

15.          Non Competition. Provided this Agreement is not terminated by Chalk as a result of a default on the part of the Company, which default has not been remedied within 21 days of Chalk providing notice of said default to the Company, then for a period of eighteen months immediately following the termination of this Agreement Chalk shall not engage in the following activities:

A.

performing on the television, the internet or on the radio as a means to explain or teach the different uses, functions, capabilities of computers, electrical equipment or other high technology related equipment subject only to those activities set out in Schedule A;

B.	lend the Chalk name out to any other business for any reason whatsoever;
C.	act as a director or an executive in an e-training or computer training business; or
D.

either individually or in partnership or in conjunction with any other person or firm, association, syndicate, company or corporation, as principal, agent, shareholder or in any other manner whatsoever carry on or be engaged in, concerned with or interested in, directly or indirectly, any business competitive with the business of the Company or any of its subsidiaries or affiliates and shall not canvass, solicit or deal in a manner competitive with the business of the Company or its subsidiaries.

16.          Injunctive Relief. Chalk expressly agrees and acknowledges that any breach or threatened breach of him by paragraphs 12, 13, 14 and 15 herein, and each of them, will cause irreparable damage to the Company, for which monetary damages will be an inadequate remedy, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in addition to all of the Company’s rights and remedies under this Agreement, including, but not limited to, the right to recovery of monetary damages from Chalk, the Company shall be entitled to seek an issuance by any court of competent jurisdiction of temporary, preliminary and permanent injunctions, without bond, enjoining any such breach or threatened breach by Chalk.

17.          Reasonable Terms. The Company has bargained for the covenants set forth in this Agreement in consideration for the experience, knowledge and information Chalk will gain and the substantial compensation Chalk will earn under this Agreement. Chalk acknowledges that the covenants set forth in this Agreement will not in any way preclude Chalk, upon termination of this Agreement, from engaging in a lawful profession, trade or business.

18.          Place of Performance. It is contemplated that Chalk shall perform his principal duties in Greater Vancouver, British Columbia, except for temporary or emergency assignments.

19.          Company Reputation. Chalk agrees that he will at no time take any action or make any statement that could discredit the reputation of the Company or its products or services. Further, Chalk will use his reasonable commercial best efforts in performing the terms of this Agreement and will act in a loyal and trustworthy manner.

20.          Governing Law. This Agreement shall be subject to and governed by the laws of the province of British Columbia and the federal laws of Canada applicable therein, irrespective of the fact that Chalk may become a resident of a different province.

21.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Chalk and their respective heirs, legal representatives, executors, administrators, successors and assigns.

22.          Severability. If any portion or portions of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

23.          Survival. Paragraphs 12, 13, 14 and 15 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement.

24.          Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

25.          Use of Name. Provided this Agreement is not terminated by Chalk as a result of a default on the part of the Company, which default has not been remedied within 21 days of Chalk providing notice of said default to the Company, then during the Term of this Agreement and for a period of 10 years thereafter, the Company and any of its subsidiaries shall be entitled to:

(a)	continue to use the name “Chalk” in their corporate names or any business style or trademark used by them to describe their business; and
(b)	continue to produce and publish a television show under the name of the “Dave Chalk Computer Show” or any similar name incorporating the name “Chalk”; and
(c)

continue to use the name “Chalk” in the production, publication, and marketing of any television, radio, or internet graphical, audio or video content reasonably related to the business of the Company or its subsidiaries.

Provided that such use of the “Chalk” name shall be applied to such business activities for which a reasonably high standard of professional ethics apply.

26.          Settlement of Accounts. The parties acknowledge and agree that:

(a)	the Company and its subsidiaries have from time to time utilized the personal residence of Chalk as a film set for the Company’s productions, and have from time to time paid rent therefore;
(b)	the Company and Chalk did not fully define their respective obligations for costs relating to use of the Chalk residence as a film set;
(c)	as a result of the foregoing, disputes have arisen between Chalk and the Company as to the indebtedness, if any, of Chalk to the Company; and
(d)	in June 2001, Chalk made payments totaling approximately $175,000 to the Company on account of any indebtedness of Chalk to the Company.

Chalk and the Company hereby agree that following the payment described in (d), as at June 30, 2001, no indebtedness exists as between Chalk and the Company or as between Chalk and any of the Company’s subsidiaries. Each party releases the other from any and all claims that exists with respect to said indebtedness as at June 30, 2001.

27.          Provided the Company shall not be in default of this Agreement, the Company shall have the right to assign this Agreement, and all of the rights and privileges under it, to any subsidiary of the Company without Chalk’s prior consent.

28.          This Agreement contains the entire contract of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, including, without limitation, agreements or understandings between Chalk and the Company or Chalk and a subsidiary of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                    /s/ “David Chalk” /s/
DAVID CHALK

CHALK.COM NETWORK (HOLDING) CORPORATION

                   /s/ “Grant Sutherland” /s/
Per: Authorized Signatory

SCHEDULE A

Dave Chalk may continue to perform the following activities during the term of this Agreement;

1.	public speaking engagements to promote David Chalk which are not in competition with the business of the Company and do not interfere with Chalk’s Duties as set out in the Agreement;
2.

engaging in television and radio interviews and appearances to promote David Chalk which are not in competition with the business of the Company and do not interfere with Chalk’s Duties as set out in the Agreement; and

3.

publishing articles, journals and other written documents authored by David Chalk to promote David Chalk which are not in competition with the business and do not interfere with Chalk’s Duties as set out in the Agreement;